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                                                                    Exhibit 99.6

                       [LETTERHEAD OF RP FINANCIAL, LC.]

                                                             May 14, 2002



Mr. Kevin J. Ward
Executive Vice President and Chief Operating Officer
The Provident Bank
830 Bergen Avenue
Jersey City, New Jersey 07306-4599

Dear Mr. Ward:

         This letter sets forth the agreement between The Provident Bank, Jersey City, New Jersey ("Provident" or the "Bank"), and RP Financial, LC. ("RP Financial"), whereby the Bank has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by the Bank's Board of Managers in conjunction with the stock conversion transaction, whereby the Bank will become a wholly-owned subsidiary of a stock holding company. These services are described in greater detail below.

Description of Proposed Services

         RP Financial's business planning services will include the following areas: (1) evaluating Provident's current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net conversion proceeds both in the short and long term; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization of the Bank and holding company and related cash flows.

         Contents of the business plan will include: Philosophy/Goals; Economic Environment and Background; Lending, Leasing and Investment Activities; Deposit, Savings and Borrowing Activity; Asset and Liability Management; Operations; Records, Systems and Controls; Growth, Profitability and Capital; Responsibility for Monitoring this Plan.

         RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications.

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Mr. Kevin J. Ward
May 14, 2002
Page 2


Fee Structure and Payment Schedule

         The Bank agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $20,000. Payment of the professional fees shall be made upon delivery of the completed business plan.

         The Bank also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the appraisal engagement to $10,000 subject to written authorization from the Bank to exceed such level.

         In the event the Bank shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Bank agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

         If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to Provident or potential transactions that will dramatically impact the Bank such as a pending acquisition or branch transaction.

                              * * * * * * * * * * *

         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

                                                   Sincerely,




                                                   /s/ William E. Pommerening
                                                   CEO and Managing Director


Agreed To and Accepted By:   /s/ Kevin J. Ward
                                 Executive Vice President and Chief
                                 Operating Officer

Upon Authorization by the Board of Managers For: The Provident Bank
                                                 Jersey City, New Jersey

Date Executed:    May 21, 2002